Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-86189 and 333-40922) and Form S-8 (Nos. 333-82325, 333-51678 and 333-69034) of Wyndham International, Inc. of our report dated March 15, 2005 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Dallas, Texas

March 15, 2005